STANDBY PURCHASE AGREEMENT

THIS AGREEMENT is made as of February 1, 2019,

BETWEEN

CGX ENERGY INC., a corporation incorporated under the laws of the Province of Ontario (“CGX”)

AND:

FRONTERA ENERGY CORPORATION, a corporation incorporated under the laws of the Province of British Columbia (the “Standby Purchaser”)

WHEREAS:

A.	CGX has agreed to effect an offering of Rights (as defined below) to the holders of record of its Common Shares (as defined below) on the terms and conditions set forth in this Agreement; and

B.

The Standby Purchaser has agreed to purchase Common Shares (as defined below) offered under the Rights Offering (as defined below) that are not otherwise purchased under the Rights Offering (as defined below), subject to the limits and the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

ARTICLE 1
INTERPRETATION

Section 1.1 Definitions

In this Agreement, including the recitals and schedules hereto, unless something in the subject matter is inconsistent therewith:

“Additional Subscription Privilege” means the entitlement of a holder of Rights, who has exercised in full the Basic Subscription Privilege attaching to such holder’s Rights, to subscribe pursuant to the Rights Offering for additional Common Shares (if such are available), as such entitlement is further detailed in the Offering Circular and Offering Notice;

“Affiliate” has the meaning ascribed thereto in the Securities Act;

“Associate” has the meaning ascribed thereto in the Securities Act;

“Basic Subscription Privilege” means the entitlement of a holder of Rights to subscribe at the Subscription Price per Common Share for each Right held pursuant to the Rights Offering;

“Bridge Loan Agreement” means the amended and restated bridge loan facility between CGX, as borrower, and the Standby Purchaser, as lender, dated April 25, 2018, as extended by letter agreements between CGX and Frontera dated July 31, 2018, December 10, 2018 and January 10, 2019 subject to certain restrictions on the ability of CGX to make draw down requests;

“Business” means the business currently and heretofore carried on by CGX and its Subsidiaries;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday, on which banks are open for business in Toronto, Ontario;

“CGX Resources” means CGX Resources Inc., a corporation subsisting under the laws of Bahamas;

“Closing” has the meaning set forth in Section 7.1;

“Closing Date” has the meaning set forth in Section 7.1;

“Closing Time” has the meaning set forth in Section 7.1;

“Common Shares” means the common shares in the capital of CGX;

 “Contract” means any agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, whether written or oral;

“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, restriction, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing;

“Expiry Date” means the date on which the Rights expire and become null and void as set out in the Offering Circular and Offering Notice, such date to be no earlier than the twenty-first day following the day after the date on which the Offering Notice is mailed to Persons who are holders of Common Shares as of the Record Date and no later than the ninetieth day following such date;

“Expiry Time” means 5:00 p.m. (Toronto time) on the Expiry Date;

“Financial Statements” means CGX’s audited consolidated financial statements, the notes thereto and the auditor’s report thereon for the years ended December 31, 2017 and 2016 and CGX’s unaudited interim condensed consolidated financial statements for the three and nine months ended September 30, 2018 and 2017 with the notes thereto;

“Governmental Entity” means any: (i) multinational, federal, provincial, territorial, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

“Indemnified Party” has the meaning set forth in Section 10.3;

 “Indemnifying Party” has the meaning set forth in Section 10.3;

“Joint Venture Agreements” means joint venture agreements to be entered into between CGX Resources and the Standby Purchaser or a subsidiary thereof with respect to the exploration and development of certain petroleum assets in the Co-operative Republic of Guyana, as referred to in the binding letter of intent between the Standby Purchaser, CGX and CGX Resources dated December 4, 2018, as amended and restated as of December 14, 2018 and as further amended and restated as of January 10, 2019;

“Laws” means any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, instruments, policies, guidelines, and general principles of common law and equity, binding on or affecting the Person referred to in the context in which the word is used;

“License” means any of the material licenses, permits, approvals, consents, certificates, registrations or authorizations necessary to carry on the Business or to own or lease any of the material property of or assets utilized by CGX and its Subsidiaries;

“Material Adverse Change” or “Material Adverse Effect” means any change, development, event or occurrence with respect to the Business, condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise), capital, cash flow, operations, or results of operations of CGX and its Subsidiaries, on a consolidated basis, that is, or would reasonably be expected to be, material and adverse to CGX and its Subsidiaries, on a consolidated basis, provided, however, that a Material Adverse Change or Material Adverse Effect shall not include and shall be deemed to exclude the impact of any fact, event, change, occurrence, circumstance or condition resulting from or relating to: (a) changes in Laws of general applicability or interpretations thereof by courts or Governmental Entities or regulatory authorities, which changes do not have a material disproportionate effect on CGX or its Subsidiaries on a consolidated bases; (b) any change in the oil and gas industry generally, which does not have a material disproportionate effect on CGX and its Subsidiaries on a consolidated basis; (c) actions or omissions of CGX or its Subsidiaries expressly required pursuant to this Agreement or taken with the prior written consent of the Standby Purchaser; (d) the execution, delivery, performance, consummation or public announcement of this Agreement or the transactions contemplated by this Agreement; (e) any change in U.S. or Canadian interest rates or currency exchange rates; and (f) general political, economic or financial conditions in Canada or the United States which do not have a material disproportionate effect on CGX or its Subsidiaries on a consolidated basis;

“Material Change” has the meaning ascribed thereto in the Securities Act;

 “Material Contract” means any Contract to which CGX or any of its Subsidiaries is a party or is otherwise bound and pursuant to which it has aggregate liabilities or obligations of greater than US$100,000 per annum, or any such agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment which is otherwise material to CGX or any of its Subsidiaries;

“Misrepresentation” has the meaning ascribed thereto in the Securities Act;

 “Offering Circular” means the rights offering circular of CGX dated February 1, 2019, prepared in accordance with Form 45-106F15 – Rights Offering Circular for Reporting Issuers;

“Offering Notice” means the rights offering notice of CGX dated February 1, 2019, prepared in accordance with Form 45- 106F14 – Rights Offering Notice for Reporting Issuers;

“Outside Date” has the meaning set forth in Section 7.1;

“Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, trust, estate, custodian, trustee, executor, administrator, nominee or other entity or organization, including (without limitation) a Governmental Entity or political subdivision or an agency or instrumentality thereof; “Public Disclosure” has the meaning set forth in Section 5.8;

 “Qualified Jurisdictions” means all provinces of Canada (except Quebec) in which a holder of Common Shares is resident and each state of the United States (except Arizona, Arkansas, California, Minnesota, Ohio, and Wisconsin) in which a holder of Common Shares is resident;

“Record Date” means the record date for the purpose of the Rights Offering that will be established by CGX in accordance with Securities Laws;

“Rights” means the transferable rights to subscribe at the Subscription Price for Common Shares offered by CGX pursuant to the Rights Offering under the Basic Subscription Privilege and the Additional Subscription Privilege;

“Rights Offering” means the offering of Rights by CGX to the holders of Common Shares, resident in the Qualified Jurisdictions, on the Record Date undertaken in accordance with the Offering Circular, Offering Notice and the terms of this Agreement;

“Securities” means, collectively, the Rights, the Common Shares issuable upon the exercise of the Rights and the Standby Shares;

“Securities Act” means the Securities Act (Ontario), as amended;

“Securities Commissions” means, collectively, the securities commissions or similar securities regulatory authorities of the Qualified Jurisdictions including but not limited to the U.S. Securities and Exchange Commission;

“Securities Laws” means all applicable securities Laws of each of the Qualified Jurisdictions, including the respective regulations thereunder and the published policy statements, instruments, blanket orders and decisions of the Securities Commissions and the applicable rules of the TSXV;

“SEDAR” means the System for Electronic Document Analysis and Retrieval (SEDAR) as further described within National Instrument 13-101 – System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators;

“Standby Commitment” has the meaning set forth in Section 2.4;

“Standby Premium” has the meaning set forth in Section 2.6;

 “Standby Purchase Funds” has the meaning set forth in Section 2.7;

“Standby Purchaser” has the meaning given on the cover page of this Agreement;

 “Standby Shares” has the meaning set forth in Section 2.4;

“Subscription Price” has the meaning set forth in Section 2.3;

 “Subsidiaries” means collectively, CGX Resources, ON Energy Inc., a corporation subsisting under the laws of Guyana, GCIE Holdings Limited, a corporation subsisting under the laws of Barbados and CGX Energy Management Corp., a corporation subsisting under the laws of the State of Delaware;

“TSX” means the Toronto Stock Exchange;

“TSXV” means the TSX Venture Exchange;

“Warrants” has the meaning set forth in Section 2.6;

“Warrant Issue Date” means the Closing Date or, in the event either party terminates this Agreement other than the termination of this Agreement due to a breach by the Standby Purchaser, the date such termination occurs;

“Warrant Shares” means the Common Shares issuable upon the exercise of the Warrants; and

“Warrant Securities” means the Warrants and the Warrant Shares.

Section 1.2 Headings, etc.

The division of this Agreement into articles, sections, paragraphs and clauses and the provision of headings are for the convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms “this agreement”, “hereof’, “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to articles, sections, paragraphs or clauses are to articles, sections, paragraphs or clauses of this Agreement.

Section 1.3 Plurality and Gender

Words importing the singular number only will include the plural and vice versa, words importing any gender will include all genders and the words importing Persons will include individuals, partnerships, trusts, corporations, governments and governmental authorities.

Section 1.4 Currency

Unless otherwise specifically stated, all references to dollars and cents in this Agreement are to the lawful currency of Canada.

Section 1.5 Governing Law

This Agreement will be governed by, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each party hereby unconditionally and irrevocably submits to the nonexclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising out of this Agreement.

Section 1.6 Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof will continue in full force and effect. The invalidity or unenforceability of any provision in any particular jurisdiction will not affect its validity or enforceability in any other jurisdiction where it is valid or enforceable.

Section 1.7 Statutes

Any reference to a statute, act or law will include and will be deemed to be a reference to such statute, act or law and to the regulations, instruments and policies made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute, act or law that may be passed which has the effect of supplementing or superseding such statute, act or law so referred to.

ARTICLE 2
RIGHTS OFFERING AND STANDBY COMMITMENT

Section 2.1 Conduct of Rights Offering

Subject to and in accordance with Securities Laws and the terms hereof, CGX agrees to offer, pursuant to the Offering Circular, the Rights and the Common Shares issuable upon the exercise of the Rights to the Persons that are the holders of record of Common Shares on the Record Date:

(a)	resident in the Qualified Jurisdictions; or

(b)	resident in any other jurisdiction that CGX has satisfied itself is entitled to receive the Securities under the Rights Offering in accordance with the laws of such jurisdiction and without obliging CGX to register the Securities or file a prospectus or other disclosure document or to make any other filings or become subject to any reporting or disclosure obligations that CGX is not already obligated to make.

Section 2.2 Additional Subscription Privilege

Each holder of Rights who has exercised in full the Basic Subscription Privilege attaching to its Rights by the Expiry Time on the Expiry Date, and only such holders, shall have the right to the Additional Subscription Privilege, to subscribe for any Common Shares in respect of Rights not otherwise exercised.

Section 2.3 Subscription Price

The exercise price per Common Share under the Rights Offering (the “Subscription Price”) is $0.25.

Section 2.4 Standby Commitment

Subject to and in accordance with the terms hereof, the Standby Purchaser hereby agrees to purchase from CGX, and CGX hereby agrees to sell to the Standby Purchaser, at the Subscription Price and on the Closing Date, (i) such number of Common Shares that results from the Standby Purchaser fully subscribing and exercising its Rights under the Basic Subscription Privilege and (ii) such number of Common Shares, if any, that are not purchased upon exercise of the Rights under the Rights Offering (the “Standby Shares”). The aggregate number of Standby Shares to be purchased pursuant to this Section 2.4 will be equal to: (a) the number of Common Shares authorized to be issued on the Record Date pursuant to the exercise of the Rights; minus (b) the number of Common Shares subscribed for and taken up under the Rights Offering by holders of Rights (including, for greater certainty and without limitation, pursuant to the Additional Subscription Privilege and any Common Shares subscribed for under the Rights Offering by the Standby Purchaser) (such commitment referred to as the “Standby Commitment”).

Section 2.5 Timing of Rights Offering

Subject to and in accordance with the terms hereof, CGX agrees that it will file with the TSXV the Offering Circular, the Offering Notice, this Agreement and all other required documents and fees, on or about December 14, 2018, and use commercially reasonable efforts to settle any comments on the Offering Circular and Offering Notice from the TSXV no later than February 1, 2019, then set the Record Date for the Rights Offering to be no later than February 11, 2019.

Section 2.6 Standby Premium

In consideration for providing the covenants hereunder (including under Section 2.4), the Standby Purchaser shall immediately earn and CGX shall issue to the Standby Purchaser on the Warrant Issue Date, such number of common share purchase warrants (“Warrants”) entitling the Standby Purchaser to acquire Warrant Shares equal to 15,009,026 Common Shares or such lesser number of Common Shares as the Standby Purchaser may acquire under section 6.2 of TSXV Policy 4.5 (the “Standby Premium”). The Warrants are exercisable within five years after the date of issue, having an exercise price equal to the closing price of the Common Shares on the day prior to the announcement of the terms of the Rights Offering, $0.415 per Common Share, and with terms including, among other things, anti-dilution provisions.

Section 2.7 Payment for Standby Shares

Immediately after Expiry Time on the Expiry Date, CGX shall advise the Standby Purchaser as to the number of Standby Shares to be acquired and aggregate Subscription Price payable by the Standby Purchaser. Subject to and in accordance with the terms hereof, on the Closing Date, the Standby Purchaser shall pay, in immediately available funds by wire transfer to an account designated by CGX, or by certified cheque payable to CGX, the aggregate Subscription Price that is payable for the Standby Shares pursuant to this Agreement, and CGX shall issue the Standby Shares to the Standby Purchaser thereafter.

ARTICLE 3
COVENANTS OF CGX

Section 3.1 Covenants.

Subject to and in accordance with the terms hereof, CGX undertakes and agrees with and in favour of the Standby Purchaser that:

(a)

Supplementary Material. If required by Securities Laws, CGX will prepare any amendments to the Offering Circular and Offering Notice or any documentation supplemental thereto or any amending or supplemental documentation or any similar document required to be filed by it under applicable Securities Laws. CGX will also promptly, and in any event within any applicable time limitation, comply with all applicable filing and other requirements under applicable Securities Laws as a result of any Material Change with respect to CGX, including the requirement to issue and file a news release explaining the reason for the amendment concurrent with the filing of an amended Offering Circular. CGX will not file any supplementary material without first providing a copy of such documents to the Standby Purchaser and its advisors who shall have a reasonable period of time to review and comment on such documents, acting reasonably.

(b)

Changes to Terms. CGX shall not amend the material terms of the Rights Offering, including for greater certainty any change to the Subscription Price contemplated by Section 2.3, without the written consent of the Standby Purchaser.

(c)

Consents and Approvals. CGX will use commercially reasonable efforts to obtain all necessary consents, approvals or exemptions for the creation, offering and issuance of the Securities in all Qualified Jurisdictions as contemplated herein and in the Offering Circular and Offering Notice and the entering into and performance by it of this Agreement (including, for greater certainty and without limitation, the issuance of the Securities and the Warrant Securities).

(d)	Cease Trade Order or Other Investigation. From the date hereof through the earlier of the Closing Date and the date of termination of this Agreement, CGX will immediately notify the Standby Purchaser in writing of any written demand, request or inquiry (formal or informal) by any Securities Commission, the TSXV, or other Governmental Entity that concerns any matter relating to the affairs of CGX that may affect the Rights Offering, the transactions contemplated herein, or any other matter contemplated by this Agreement, or that relates to the issuance, or threatened issuance, by any such authority of any cease trading or similar order or ruling relating to any securities of CGX. Any notice delivered to the Standby Purchaser as aforesaid will contain reasonable details of the demand, request, inquiry, order or ruling in question.

(e)

TSXV Listing. CGX will take all commercially reasonable actions as may be required and appropriate so that the Rights, Common Shares issuable upon the exercise of the Rights, the Standby Shares and the Warrant Shares have been conditionally approved for listing on the TSXV, subject to receipt of customary final documentation.

(f)

Issuance of Common Shares. Except with the prior written consent of the Standby Purchaser or pursuant to the Bridge Loan Agreement, CGX will not issue any Common Shares from the date hereof until the Closing Date other than: (i) as contemplated by this Agreement and the Offering Circular; and (ii) Common Shares issued upon the exercise of stock options, restricted share units, warrants or other convertible or exercisable rights outstanding as at the date of this Agreement.

(g)

Conduct of Business. CGX will, and will cause each of its Subsidiaries to, continue to carry on its business and operations in the usual and ordinary course in a manner consistent with past practice and will not enter into or agree to enter into, or amend, any Contracts or take any action which would have the effect of causing a Material Change with respect to CGX to occur prior to the Closing Date, except with the prior written approval of the Standby Purchaser, acting reasonably.

(h)

Securities Laws. CGX will take all action as may be necessary and appropriate so that the Rights Offering and the transactions contemplated in this Agreement will be effected in accordance with Securities Laws. CGX will consult with the Standby Purchaser and its advisors, as requested, regarding the manner in which the Rights Offering and the other transactions contemplated herein will comply with applicable Securities Laws, and CGX will provide to the Standby Purchaser and its advisors copies of any documents that are to be submitted, by it to any Securities Commission, the TSXV, or other regulatory authority or otherwise disseminated to the public, prior to being so distributed and it will give the Standby Purchaser and its advisors an opportunity to comment on same. CGX will not file the Offering Circular and Offering Notice without first providing a copy of such documents to the Standby Purchaser and its advisors who shall have a reasonable period of time to review and comment on such documents, acting reasonably.

(i)

Obtaining of Report. CGX will cause its transfer agent, TSX Trust Company, to deliver to the Standby Purchaser, as soon as is practicable following the Expiry Time, details concerning the total number of Common Shares duly subscribed and paid for by holders of Rights under the Rights Offering, including those Common Shares subscribed and paid for pursuant to the Additional Subscription Privilege.

(j)

Depositary. CGX will appoint TSX Trust Company as depositary in accordance with a depositary agreement acceptable to the Standby Purchaser, such depositary to hold all funds received upon the exercise of the Rights until conditions in respect of the Rights Offering and the Standby Commitment have been satisfied in accordance with this Agreement.

(k)

Mailing of Materials. CGX will use commercially reasonable efforts to effect and complete the mailing of the Offering Notice to each of the registered holders of Common Shares as of the Record Date in the Qualified Jurisdictions as soon as reasonably possible following the Record Date and will arrange for delivery of the Offering Notice to the beneficial holders of Common Shares as of the Record Date in the Qualified Jurisdictions in the manner contemplated by National Instrument 54-101 – Communications with Beneficial Owners of Securities of a Reporting Issuer as soon as reasonably possible following the Record Date.

(l)

Cooperation. CGX will cooperate, and cause its Affiliates and its and their respective, officers, employees, agents, auditors and other representatives to cooperate with the Standby Purchaser by providing such information and assistance at such time and to the extent reasonably requested by the Standby Purchaser (and in any event as soon as reasonably practicable following such request) in connection with the preparation and filing by the Standby Purchaser of any return, declaration, report or similar statement (including any attached schedules) required to be filed by the Standby Purchaser under applicable Laws with respect to its holdings, or disposition of any of its holdings, from time to time of Rights, Common Shares (including Standby Shares) or other securities of CGX.

ARTICLE 4
CHANGES

Section 4.1 Material Change During Distribution

(a)	During the period from the date of this Agreement to the Closing Date, CGX will promptly notify the Standby Purchaser in writing of any Material Change with respect to CGX.

(b)	During the period from the date hereof to the Closing Date, CGX will promptly notify the Standby Purchaser in writing of:

(i) any material fact that has arisen or been discovered; and

(ii)

any change in any material fact contained in the Offering Circular or Offering Notice which fact or change is, or may be, of such a nature as to result in a Misrepresentation in the Offering Circular and Offering Notice or that would result in the Offering Circular or Offering Notice not complying with applicable Securities Laws.

(c)	CGX will promptly, and in any event within any applicable time limitation, comply, to the satisfaction of the Standby Purchaser, acting reasonably, with all applicable filings and other requirements under Securities Laws as a result of such fact or change. CGX will in good faith discuss with the Standby Purchaser any fact or change in circumstances that is of such a nature that there is reasonable doubt whether written notice need be given under this Section 4.1.

Section 4.2 Change in Securities Laws

If during the period of distribution to the public of Common Shares under the Rights Offering, there is any change in the Securities Laws that, in the sole opinion of the Standby Purchaser, acting reasonably, requires the filing of an amendment to the Offering Circular or the Offering Notice, CGX will, to the satisfaction of the Standby Purchaser, acting reasonably, promptly prepare and file such Offering Circular or Offering Notice amendment, as applicable, with the appropriate securities regulatory authority in each of the Qualified Jurisdictions where such filing is required.

Section 4.3 Change in Closing Date

If a Material Change with respect to CGX occurs after the date of filing of the Offering Circular and Offering Notice with the Securities Commissions and prior to the Closing Date, then, subject to Article 9, the Closing Date will be, unless CGX and the Standby Purchaser otherwise agree in writing, the later of the previously scheduled Closing Date and the sixth Business Day following the date on which all applicable filings or other requirements of the Securities Laws with respect to such Material Change have been complied with in all Qualified Jurisdictions and any appropriate documents obtained for such filings and notice of such filings from CGX or CGX’s counsel have been received by the Standby Purchaser.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF CGX

CGX represents and warrants to the Standby Purchaser as follows and acknowledges that the Standby Purchaser is relying on such representations and warranties in entering into this Agreement:

Section 5.1 Organization and Status

CGX has been duly incorporated and is validly existing and in good standing under the Laws of Ontario.

Section 5.2 Insolvency

CGX has not commenced, participated or agreed to commence or participate in any bankruptcy, involuntary liquidation, dissolution, winding up, insolvency or similar proceeding and, to CGX’s knowledge, no such proceedings have been threatened by any other party.

Section 5.3 Corporate Power, Capacity and Authorization.

CGX has the requisite corporate power and capacity to enter into this Agreement and to perform its obligations hereunder, and CGX and each of its Subsidiaries have their respective corporate power and capacity to own or lease its property and to carry on the Business as now being conducted by it. This Agreement has been duly authorized, executed and delivered by CGX and constitutes a legal, valid and binding obligation of CGX, enforceable against CGX by the Standby Purchaser in accordance with its terms, except as enforcement may be limited by: (i) applicable bankruptcy, insolvency and any other laws affecting the rights of creditors generally; (ii) equitable remedies that may be granted in the discretion of a court of competent jurisdiction including the remedies of specific performance and injunctive relief; (iii) the statutory and inherent powers of a court of competent jurisdiction to grant relief from forfeiture, to stay proceedings before it and to stay executions and judgements; (iv) applicable Laws limiting rights to indemnity, contribution, waiver, and the ability to sever unenforceable terms; and (v) applicable Laws regarding limitations of actions.

Each of the Contracts required by this Agreement to be delivered by CGX at the Closing Time on the Closing Date has been, or at the Closing Time on the Closing Date will be, duly authorized by CGX. Each of the Offering Circular and the Offering Notice, the issuance of Rights and the issuance of the Common Shares on the exercise thereof, the sale of the Standby Shares, the issuance of the Warrants and the Warrant Shares issuable upon the exercise of the Warrants, will have authorized by CGX prior to the Record Date. At the Closing Time on the Closing Date, each of the Contracts required by this Agreement to be delivered by CGX will be duly executed and delivered by CGX and will be valid and binding obligations of CGX, enforceable in accordance with their respective terms subject to the same limitations set out in this Section 5.3 (i) through (v).

Section 5.4 Authorized and Issued Capital

The authorized capital of CGX consists of an unlimited number of Common Shares, of which 116,102,318 Common Shares have been duly issued and are outstanding as fully paid and non-assessable as of the date hereof. Except as described in this Section 5.4 and other than the Standby Purchaser, no Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from CGX of any Common Shares or other securities of CGX, other than pursuant to the exercise of stock options and restricted share units granted pursuant to CGX’s equity incentive plans.

Section 5.5 Rights of Securities

When issued and delivered to the respective purchaser and paid for by the respective purchaser in accordance with the terms and conditions of the Rights Offering and/or the terms and conditions of this Agreement, as applicable, the Securities and the Warrants will be validly issued, fully paid and non-assessable and will be free and clear of all liens, pledges, claims, encumbrances, security interests and other restrictions, except for any restrictions on resale or transfer imposed by applicable Securities Laws. The issuance of the Securities and the Warrant Shares will not be subject to any pre-emptive or similar rights (it being acknowledged by the Standby Purchaser that the number of Standby Shares that it may be entitled to receive pursuant to this Agreement will depend on the number of Common Shares issued to those Persons who have exercised their Rights prior to the Expiry Time on the Expiry Date).

Section 5.6 No Violation

Each of the execution and delivery of this Agreement by CGX, the compliance by CGX with the terms hereof, the Offering Circular and Offering Notice and the filing thereof, the issuance of Rights and the issuance of the Common Shares on the exercise thereof and the issuance of the Standby Shares will not:

(a)	violate or conflict with any of the terms, conditions or provisions of the constating documents or resolutions of the shareholders, directors or any committee of directors of CGX or its Subsidiaries;

(b)

violate or conflict with any applicable law, statute, ordinance, regulation or rule, or any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over CGX or any of its Subsidiaries;

(c)

except for the required filings in the Qualified Jurisdictions, acceptances or approvals of the TSXV or as required by Securities Laws with respect to the filing of the Offering Circular and the Offering Notice in respect of the transactions contemplated hereby, require any authorization, consent, approval, or other action by, or notice to, any stock exchange, governmental agency, authority, regulatory body or court;

(d)

violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any Contract to which CGX or any of its Subsidiaries is a party or by which any of them or any of their assets or properties may be bound or affected;

(e)

trigger any change of control or similar provision, which has not otherwise been waived, in any Contract to which CGX or any of its Subsidiaries is a party or by which any of them or any of their assets or properties may be bound or affected;

(f)

result in the termination of, or any additional payment under, or the change in any terms of, or accelerate the performance of any obligation required by (or give rise to a right of any party thereto, exercisable on notice or otherwise, to terminate, to require that any additional payment be made under, to change any terms of, or to accelerate the performance of any obligation under) any Contract to which CGX or any of its Subsidiaries is a party or by which any of them or any of their assets or properties may be bound or affected, except as disclosed in the Public Disclosure;

(g)	result in the creation of any Encumbrance upon any of the property or assets of CGX or any of its Subsidiaries; or

(h)	violate or conflict with any License held by CGX or any of its Subsidiaries.

Section 5.7 No Other Options

As of the date hereof and to CGX’s knowledge, no Person has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issue of any of the unissued Common Shares or other securities of CGX, other than securities issuable pursuant to CGX’s equity incentive plans and securities issuable pursuant to this Agreement, the Bridge Loan Agreement and the Rights Offering.

Section 5.8 Reporting Issuer Status, TSXV Listing and Public Disclosure

CGX is a reporting issuer in British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and is in compliance in all material respects with, and is not in default of, any requirements of applicable Securities Laws. CGX has not filed any material change report with any Securities Commission or similar regulatory authority on a confidential basis. The Common Shares are listed on the TSXV and CGX is in compliance in all material respects with all applicable rules of the TSXV. Since December 31, 2017, all documents required to be filed under applicable Securities Laws up to the date of this Agreement (the “Public Disclosure”) have been filed and conform in all material respects to the requirements of the applicable Securities Laws. Such documents at the time of filing thereof: (a) were true and correct in all material respects; and (b) did not contain any Misrepresentations. There has been no Material Change with respect to CGX to the matters set forth in the Public Disclosure that has not been generally disclosed to the public.

Section 5.9 Financial Statements

The Financial Statements:

(a)	comply in all material respects with applicable Securities Laws;

(b)

have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board applied on a consistent basis with those of the comparable prior period (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by applicable Securities Laws); and

(c)

fairly present, in all material respects, the consolidated financial position of CGX and each of its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements may omit notes which are not required in unaudited financial statements and are subject to normal and recurring year-end adjustments.

The foregoing representations will apply equally in respect of CGX’s audited consolidated financial statements, the notes thereto and the auditor’s report thereon for the year ended December 31, 2018, when filed on SEDAR in accordance with Securities Laws.

Section 5.10 Subsidiary

(a)

The only subsidiaries of CGX are the Subsidiaries and the majority of voting securities of each of the Subsidiaries is held, directly or indirectly, by CGX free and clear of any Encumbrance other than security held by the Standby Purchaser over: (i) the common shares of CGX Resources registered in the name of CGX and (ii) the common shares of GCIE Holdings Limited registered in the name of CGX; and

(b)

Each of CGX’s Subsidiaries (i) has been duly incorporated or formed, as applicable, and is validly existing in its respective jurisdiction of incorporation or formation and (ii) has all the corporate power and capacity to carry on the Business as conducted by it and to own or lease its property.

Section 5.11 Rights

All necessary corporate action has been taken or will have been taken prior to the Closing Time on the Closing Date by CGX so as to validly authorize the issuance of the Rights, the allotment of Common Shares issuable upon the exercise of the Rights, the sale of the Standby Shares and the issuance and sale of the Warrant Securities in accordance with the terms of this Agreement. The Rights will be listed on the TSXV until the Expiry Time. The Common Shares are, and at the Closing Time on the Closing Date will be, listed on the TSXV.

Section 5.12 Compliance with Laws

Each of CGX and its Subsidiaries is, in all material respects, conducting its business in compliance with all applicable Laws, rules and regulations of each jurisdiction in which its respective business is carried on and each is licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated and all such licences, registrations and qualifications are valid, subsisting and in good standing and it has not received a notice of non-compliance, nor does it have knowledge of any facts that could give rise to a notice of material non-compliance with any such laws, rules, regulations, licences, registrations or qualifications.

Section 5.13 Litigation and Other Proceedings

Other than as disclosed in writing to the Standby Purchaser or as otherwise disclosed in the Public Disclosure, there is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal); arbitration or other dispute settlement procedure; investigation or inquiry by any governmental authority; or any similar matter or proceeding (collectively “proceedings”) pending or, to the knowledge of CGX, threatened against or involving CGX or the Subsidiaries (whether in progress or, to CGX’s knowledge, threatened) which, if determined adversely to CGX, would have a Material Adverse Effect on CGX, any of the Subsidiaries or the Business or would prevent or significantly impede the issue of the Warrant Securities, the Rights or the Common Shares issued upon the exercise thereof or the sale of the Standby Shares. CGX has received no notice of, and has no knowledge of, any event that has occurred which might give rise to any proceedings except as disclosed in the Public Disclosure and there is no judgment, decree, injunction, ruling, award or order of any Governmental Entity to which CGX or the Subsidiaries are subject.

Section 5.14 Material Contracts

Except as disclosed in the Public Disclosure, neither CGX nor any of its Subsidiaries, nor to CGX’s knowledge, any other Person, is in default in any material respect in the observance or performance of any material term, covenant or obligation to be performed by CGX or its Subsidiaries or such other Person under any Material Contract and all such Material Contracts are in good standing, and no event has occurred which, with notice or lapse of time or both, would constitute such a default by CGX, its Subsidiaries or, to CGX’s knowledge, any other Person. All Material Contracts of CGX and its Subsidiaries, which are required to be disclosed in accordance with National Instrument 51-102 Continuous Disclosure Obligations, have been disclosed in the Public Disclosure.

Section 5.15 Ordinary Course

Except as disclosed in CGX’s Public Disclosure, none of the shareholders holding more than 10% of the outstanding Common Shares, the directors or the officers of CGX or any known Associate or Affiliate of any of the foregoing persons or companies, excluding Persons who have an interest in CGX solely by means of being a shareholder holding less than 10% of the outstanding Common Shares, has had any material interest, direct or indirect, in any material transaction within the previous two years or any proposed transaction which, as the case may be, materially affected, is material to or will materially affect CGX.

Section 5.16 Ownership of Assets

CGX and its Subsidiaries are the legal and beneficial owners of the properties and assets or the interests in properties and assets referred to as owned by them in the Public Disclosure and are free and clear of all liens or encumbrances, other than as disclosed in the Public Disclosure. All agreements under which CGX (or its Subsidiaries) holds an interest in a property or asset are in good standing in all material respects.

Section 5.17 Material Changes

Since December 31, 2017, other than as disclosed in the Public Disclosure:

(a)	there has not been any material change in the assets, liabilities, obligations (absolute, accrued, contingent or otherwise), business, condition (financial or otherwise) of CGX;

(b)	CGX and its Subsidiaries have carried on their respective businesses in the ordinary course; and

(c)	no Material Adverse Change has occurred.

Section 5.18 Survival

All representations and warranties of CGX contained herein or contained in any document delivered pursuant to this Agreement or in connection with the Rights Offering herein contemplated, will survive the completion of the purchase of Standby Shares by the Standby Purchaser and will continue in full force and effect for a period of two years notwithstanding any investigation, inquiry or other steps which may be taken by or on behalf of the Standby Purchaser.

Section 5.19 Notification

CGX shall notify the Standby Purchaser forthwith if it becomes aware of a material fact or circumstance which has caused or is reasonably likely to cause a representation or warranty set out in this Article 5 to become untrue, inaccurate or misleading at any time (by reference to circumstances subsisting at that time) before the Closing Date.

ARTICLE 6
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE STANDBY PURCHASER

Section 6.1 Representations and Warranties.

The Standby Purchaser represents and warrants to CGX as follows and acknowledges that CGX is relying on such representations and warranties in entering into this Agreement:

(a)	The Standby Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of British Columbia.

(b)

The Standby Purchaser has all requisite corporate power and capacity to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Standby Purchaser and constitutes a legal, valid and binding obligation of the Standby Purchaser, enforceable against the Standby Purchaser by CGX in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and any other laws affecting the rights of creditors generally and except such equitable remedies that may be granted in the discretion of a court of competent jurisdiction. Each of the Contracts required by this Agreement to be delivered by the Standby Purchaser at the Closing Time has been, or will at the Closing Time on the Closing Date be, duly authorized by the Standby Purchaser. At the Closing Time on the Closing Date, each of the Contracts required by this Agreement to be delivered by the Standby Purchaser at the Closing Time on the Closing Date will be duly executed and delivered by the Standby Purchaser and will be valid and binding obligation of the Standby Purchaser, enforceable in accordance with their respective terms.

(c)

The execution and delivery of this Agreement by the Standby Purchaser and the consummation of the transactions provided for herein does not and will not result in a breach or violation of, or constitute a default under or conflict with or cause the acceleration of any obligation of such Standby Purchaser under:

	(i)	any Contract to which such Standby Purchaser is a party or by which it is

	(ii)	any provision of the constating documents or resolutions of the board of directors (or any committee thereof) or shareholders of the Standby Purchaser;

	(iii)	any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over such Standby Purchaser;

	(iv)	any applicable Laws; or

(v)

any of the provisions of any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Standby Purchaser is a party or by which the Standby Purchaser or any of its respective property or assets is bound.

(d)

No consent, approval, order or authorization of, or declaration with, any Governmental Entity is required by or with respect to the Standby Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions by the Standby Purchaser contemplated hereby, other than consents, approvals, or authorizations that may be required by the TSX.

(e)

The Standby Purchaser, its Affiliate, or any party to which any of the rights or obligations of the Standby Purchaser may be assigned pursuant to Section 12.3 of this Agreement will be acting as principal with respect to the Standby Commitment and the acquisition of the Standby Shares.

(f)

The Standby Purchaser represents and warrants to and with CGX that it is acquiring the Rights pursuant to the Rights Offering and the Standby Shares as principal and for investment and not with a view to, and has not offered or sold any Rights pursuant to the Rights Offering or the Standby Shares in connection with, the sale or distribution thereof.

(g)

The Standby Purchaser has, and as at the Closing Date, will have the financial ability and sufficient funds to make and complete the payment for all of the Common Shares (including the Standby Shares) that it has committed to purchase hereunder and the availability of such funds is not and will not be subject to the consent, approval or authorization of any Person(s) other than those which will have been obtained by the Standby Purchaser on or prior to the Closing Date.

Section 6.2 Covenants

Subject to and in accordance with the terms hereof, the Standby Purchaser undertakes and agrees with and in favour of CGX that it will cooperate with CGX in the preparation and filing of the Offering Circular and Offering Notice to the extent information is required from the Standby Purchaser or is otherwise contemplated hereunder and all such information in respect of the Standby Purchaser that is provided the Standby Purchaser will not contain any Misrepresentation, and the Standby Purchaser will provide such information and make all such filings as may be required under Securities Laws in order for CGX to complete the Rights Offering and the Standby Commitment in accordance with applicable Securities Laws.

Section 6.3 Survival

All representations and warranties of the Standby Purchaser contained herein or contained in any document delivered pursuant to this Agreement or in connection with the Rights Offering herein contemplated, will survive the completion of the purchase of Securities by the Standby Purchaser and will continue in full force and effect for a period of two years notwithstanding any investigation, inquiry or other steps which may be taken by or on behalf of CGX.

ARTICLE 7
CLOSING AND CONDITIONS

Section 7.1 Closing Time

The closing of the purchase by the Standby Purchaser and sale by CGX of the Standby Shares to be purchased by the Standby Purchaser hereunder (the “Closing”) will be completed at the offices of McMillan LLP, 181 Bay Street, Suite 4400, Toronto, Ontario M5J 3T3, at 5:00 p.m. (Toronto time) (the “Closing Time”), on the same day as closing occurs under the Basic Subscription Privilege and the Additional Subscription Privilege which shall be no later than the 4th Business Day following the Expiry Time on the Expiry Date (the “Closing Date”) or at such other time and/or on such other date and/or at such other place as CGX and the Standby Purchaser may agree upon in writing, provided that closing of the Rights Offering shall occur not later than March 15, 2019 unless CGX seeks an extension which is approved by the Standby Purchaser at the Standby Purchaser’s sole discretion, acting reasonably (the “Outside Date”). On such date, and upon payment being made by the Standby Purchaser in accordance with Section 2.7, definitive certificates or advice statements representing the number of Common Shares that is equal to the number of Standby Shares to be purchased by the Standby Purchaser hereunder will be delivered to the Standby Purchaser by CGX, such Common Shares to be registered in the name of the Standby Purchaser or one or more designees of the Standby Purchaser, as applicable.

Section 7.2 Mutual Conditions Precedent

The obligation of each of CGX and the Standby Purchaser to complete the closing of the transactions set out in this Agreement is subject to the fulfillment, on or before the Closing Time on the Closing Date, of each of the following conditions precedent (each of which may only be waived by mutual consent):

(a)

the TSXV will have provided its conditional approval to the listing of the Common Shares issuable upon exercise of the Rights, the Standby Shares and the Warrant Shares, subject only to customary conditions relating to documents to be delivered following Closing;

(b)

there will be no inquiry, investigation (whether formal or informal) or other proceeding commenced by a Governmental Entity pursuant to applicable Laws in relation to CGX or any of its Subsidiaries or in relation to any of the directors and officers of CGX or any of its Subsidiaries or in relation to the Standby Purchaser or any of the directors or officers of the Standby Purchaser, any of which suspends or ceases trading (which suspension or cessation of trading is continuing) in the Rights or Common Shares or operates to prevent or restrict the lawful distribution of the Common Shares or the Standby Shares (which prevention or restriction is continuing);

(c)

there will be no order issued by a Governmental Entity pursuant to applicable Laws and no change of Law, either of which suspends or ceases trading in the Rights or Common Shares (which suspension or cessation of trading is continuing) or operates to prevent or restrict the lawful distribution of the Rights or Common Shares issuable upon the exercise of such Rights or the Standby Shares (which prevention or restriction is continuing);

(d)

other than as disclosed in writing to the other party, there shall not be any claims, litigation, investigations or proceedings, including appeals and applications for review, in progress, pending, commenced or threatened by any Person, in respect of the Rights Offering, that is reasonably likely to result in a Material Adverse Change; and

(e)

the Bridge Loan Agreement between CGX and the Standby Purchaser shall have been amended and extended as contemplated in the letter of intent between the Standby Purchaser, CGX and CGX Resources dated December 4, 2018, as amended and restated as of December 14, 2018 and as further amended and restated as of January 10, 2019 and for greater certainty, the maturity date of such Bridge Loan Agreement has been extended by letter agreements dated December 10, 2018 and January 10, 2019 but has not yet been amended and restated (the “Amended and Restated Loan Agreement”).

Section 7.3 Additional Conditions Precedent to the Obligations of CGX

The obligations of CGX to complete the transactions contemplated hereby will also be subject to the fulfillment, on or before the Closing Time on the Closing Date, of each of the following conditions precedent (each of which is for the exclusive benefit of CGX and may be waived by CGX):

(a)

the Standby Purchaser has duly compiled in all material respects with all the terms, conditions, obligations and covenants under this Agreement on its part that are to be complied with or performed on or before the Closing Time on the Closing Date; and CGX will have received a certificate by the Standby Purchaser addressed to CGX and dated as of the Closing Date, signed on behalf of the Standby Purchaser by an officer of the Standby Purchaser (on the Standby Purchaser’s behalf and without personal liability), confirming the same as at the Closing Time on the Closing Date; and

(b)

the representations and warranties of the Standby Purchaser set forth in this Agreement will be true and correct as of the date hereof and as of the Closing Time on the Closing Date, as though made on and as of the Closing Time on the Closing Date; and CGX will have received a certificate by the Standby Purchaser addressed to CGX and dated as of the Closing Date, signed on behalf of the Standby Purchaser by an officer of the Standby Purchaser (on the Standby Purchaser’s behalf and without personal liability), confirming the same as at the Closing Time on the Closing Date.

Section 7.4 Additional Conditions Precedent to the Obligations of the Standby Purchaser

The obligations of the Standby Purchaser to complete the transactions contemplated hereby will also be subject to the fulfillment, on or before the Closing Time on the Closing Date, of each of the following conditions precedent (each of which is for the exclusive benefit of the Standby Purchaser and may be waived by the Standby Purchaser):

(a)

the aggregate number of Common Shares subscribed for and taken up under the Rights Offering by holders of Rights (including, for greater certainty and without limitation, pursuant to the Additional Subscription Privilege), shall not exceed 116,102,318 Common Shares;

(b)

CGX will have made and/or obtained all necessary filings, approvals, orders, rulings and consents of all relevant securities regulatory authorities and other governmental and regulatory bodies in the Qualified Jurisdictions required in connection with the Rights Offering and the purchase of the Standby Shares by the Standby Purchaser;

(c)	the Rights Offering and other transactions contemplated hereby will have been conducted in accordance with applicable Laws, including Securities Laws, and in accordance with this Agreement;

(d)	the material terms of the Rights Offering will not have been changed without the written consent of the Standby Purchaser;

(e)	the Standby Purchaser shall have received, with respect to such matters as it may reasonably request, a legal opinion dated as of the Closing Date from counsel to CGX relating to the Rights Offering;

(f)	there shall have been no merger, amalgamation, combination or consolidation of CGX or sale of all or substantially all of the assets of CGX, or any announcement in respect of any of the foregoing;

(g)

since the respective dates as of which information is given in the Offering Circular and Offering Notice (or any amendment thereto) there has been no Material Change other than as disclosed in the Public Disclosure;

(h)

no order, ruling or determination having been issued by any Securities Commission or other Governmental Entity, having the effect of suspending the sale or ceasing the trading of the Common Shares or any other securities of CGX that is continuing in effect and no proceedings for that purpose having been instituted or are pending or, to the knowledge of such officers, having been contemplated or threatened under any of the Securities Laws or by any Securities Commission;

(i)	all covenants and obligations of CGX under this Agreement to be performed on or before the Closing Time on its part have been duly performed by CGX in all material respects;

(j)	the representations and warranties of CGX set forth in this Agreement will be true and correct as of the date hereof and as of the Closing Time, as though made on and as of the Closing Time;

(k)	no Material Adverse Change will have occurred or have been disclosed (if previously undisclosed) at any time after the date hereof and prior to the Closing Date;

(l)	the Standby Purchaser shall have received at Closing a certificate or certificates dated as of the Closing Date and signed on behalf of CGX (and without personal liability) by the

Chief Executive Officer and the Chief Financial Officer of CGX or such other officers of CGX acceptable to the Standby Purchaser, acting reasonably, addressed to the Standby Purchaser certifying for and on behalf of CGX after having made due enquiry that each of the conditions precedent set forth in this Section 7.4 has been satisfied as of the Closing Time;

(m)

the Standby Purchaser shall have received at Closing a certificate or certificates dated as of the Closing Date and signed on behalf of CGX (and without personal liability) by the Chief Executive Officer and the Chief Financial Officer of CGX or such other officers of CGX acceptable to the Standby Purchaser, acting reasonably, addressed to the Standby Purchaser certifying for and on behalf of CGX after having made due enquiry, with respect to the following matters:

	(i)	its constating documents;

	(ii)	the resolutions of its board of directors relevant to the Rights Offering; and

	(iii)	the incumbency and signatures of certain of its authorized signing officers; and

(n)	CGX Resources and the Standby Purchaser or a subsidiary thereof shall have executed the Joint Venture Agreements and the Amended and Restated Loan Agreement.

ARTICLE 8
CONFIDENTIALITY AND PUBLIC ANNOUNCEMENT

Section 8.1 Confidentiality.

None of the parties hereto will, without the prior consent of the other party, disclose the terms of this Agreement, except that such disclosure may be made to any party’s officers, directors, partners, advisors and employees who require such information for the purpose of consummating the transactions contemplated by this Agreement or as may otherwise be required by Securities Laws or the rules of the TSXV. In the event CGX is required to make any disclosures required by Securities Laws or the rules of the TSXV, CGX will provide the Standby Purchaser with prompt written notice of such request or requirement, and shall provide a copy of such disclosure to the Standby Purchaser and its advisors who shall have a reasonable period of time to review and comment on such documents.

Section 8.2 Public Announcement

CGX will make a public announcement regarding this Agreement in a form satisfactory to the Standby Purchaser, acting reasonably.

ARTICLE 9
TERMINATION

Section 9.1 Termination by CGX or the Standby Purchaser

Either CGX or the Standby Purchaser may terminate this Agreement, without any liability on its part, if any of the conditions set out in Section 7.2 are not satisfied as at the Closing Time.

Section 9.2 Termination by CGX

CGX may terminate this Agreement, without any liability on its part, if:

(a)

the Standby Purchaser is in material default of its obligations hereunder and fails to remedy such breach on or before the date that is five days following the date upon which CGX has provided written notice of such breach, other than a breach with regards to the payment obligation under Section 2.7, which will not be subject to a cure period; or

(b)	if any of the conditions set out in Section 7.3 are not satisfied as at the Closing Time on the Closing Date.

provided however, that CGX cannot terminate this Agreement under this Section 9.2 if CGX is in material breach of any of its obligations herein.

Section 9.3 Termination by the Standby Purchaser

The Standby Purchaser may terminate this Agreement, without any liability on its part, if:

(a)	any Material Adverse Change occurs at any time following the execution of this Agreement;

(b)

CGX is in material default of its obligations hereunder and fails to remedy such breach on or before the date that is five days following the date upon which CGX has been provided written notice of such breach;

(c)	any of the conditions set out in Section 7.4 are not satisfied on or before the Closing Time on the Closing Date;

(d)	CGX fails to satisfy any of the timing requirements set out in Section 2.5; or

(e)	the Closing Time has not occurred on or before the Outside Date.

provided however, that the Standby Purchaser cannot terminate this Agreement under this Section 9.3 if the Standby Purchaser is in material breach of any of its obligations herein.

Section 9.4 Effect of Termination

Should CGX or the Standby Purchaser validly terminate this Agreement pursuant to, and in accordance with, this Article 9, the obligations of both CGX and the Standby Purchaser under this Agreement will terminate and there will be no further liability on the part of the Standby

Purchaser to CGX or on the part of CGX to the Standby Purchaser hereunder (except for any liability of any party that exists at such time or that may arise thereafter pursuant to Article 10 or Section 12.1) . Notwithstanding the foregoing, in the event either party terminates this Agreement other than the termination of this Agreement due to a breach by the Standby Purchaser, the Standby Purchaser shall continue to be entitled to the Standby Premium, which shall be paid concurrently with the termination of this Agreement.

ARTICLE 10
INDEMNIFICATION

Section 10.1 By CGX

CGX covenants and agrees to protect, indemnify and hold harmless the Standby Purchaser for and on behalf of itself and for and on behalf of and in trust for each of its directors, officers, employees, Affiliates, advisors and agents, from and against any and all losses, claims, damages, liabilities, costs or expenses caused or incurred:

(a)

by reason of or in any way arising, directly or indirectly, out of any Misrepresentation in the Offering Circular or the Offering Notice, other than any Misrepresentation in the Offering Circular or the Offering Notice with respect to any information therein specifically regarding the Standby Purchaser which was provided and approved by the Standby Purchaser;

(b)

by reason of or in any way arising, directly or indirectly, out of any order made or inquiry, investigation or proceeding commenced or threatened by any Securities Commission, or other competent authority in the Qualified Jurisdictions or before or by any Governmental Entity, based upon or relating to any Misrepresentation in the Offering Circular or the Offering Notice, or relating to the Rights Offering or other transactions contemplated in this Agreement including, without limitation, any actions taken or statements made by or on behalf of CGX in connection with the Rights Offering or the other transactions contemplated in this Agreement (excluding, for greater certainty, any statements made by or on behalf of CGX exclusively to one or more Indemnified Parties), other than any Misrepresentation in the Offering Circular or the Offering Notice with respect to any information therein specifically regarding the Standby Purchaser which was provided and approved by the Standby Purchaser;

(c)

the non-compliance or alleged non-compliance by CGX with any requirement of the Securities Laws or any other applicable Laws in connection with the Rights Offering or the other transactions contemplated in this Agreement; or

(d)	by reason of, or in any way arising, directly or indirectly, out of any breach or default of or under any representation, warranty, covenant or agreement of CGX contained herein.

Section 10.2 By the Standby Purchaser

The Standby Purchaser covenants and agrees to protect, indemnify and hold harmless CGX for and on behalf of itself and for and on behalf of and in trust for each of its directors, officers, employees, Affiliates, advisors and agents from and against any and all losses, claims, damages, liabilities, costs or expenses caused or incurred by reason of, or in any way arising, directly or indirectly, out of any breach or default of or under any representation, warranty, covenant or agreement of the Standby Purchaser contained herein, or by reason of or in any way arising, directly or indirectly, out of any Misrepresentation relating to any information in the Offering Circular or the Offering Notice with respect to any information therein specifically regarding the Standby Purchaser which was provided and approved in writing by the Standby Purchaser.

Section 10.3 Notification

In the event that any claim, action, suit or proceeding, including, without limitation, any inquiry or investigation (whether formal or informal), is brought or instituted against any of the Persons in respect of which indemnification is or might reasonably be considered to be provided for herein, such Person (an “Indemnified Party”) will promptly notify the Person from whom indemnification is being sought (being either CGX under Section 10.1 or the Standby Purchaser under Section 10.2, as the case may be (the “Indemnifying Party”)) and the Indemnifying Party will promptly retain counsel who will be reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in such claim, action, suit or proceeding, and the Indemnifying Party will pay all of the reasonable fees and disbursements of such counsel relating to such claim, action, suit or proceeding.

Section 10.4 Independent Counsel

In any such claim, action, suit or proceeding, the Indemnified Party will have the right to retain other counsel to act on his or its behalf, provided that the fees and disbursements of such other counsel will be paid by the Indemnified Party unless:

(a)	the Indemnifying Party and the Indemnified Party will have mutually agreed to the retention of such other counsel; or

(b)

the named parties to any such claim, action, suit or proceeding (including, without limitation, any added, third or impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (such as the availability of different defenses).

Section 10.5 Fees and Expenses

Subject to Section 10.4, it is understood and agreed that the Indemnifying Party will not, in connection with any claim, action, suit or proceeding in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate legal firm for all Persons in respect of which indemnification is or might reasonably be considered to be provided for herein and such firm will be designated in writing by the Indemnified Party (on behalf of itself and its directors, officers, employees and agents).

Section 10.6 Consent to Settlement

Notwithstanding anything herein contained, neither the Indemnifying Party nor the Indemnified Party will agree to any settlement of any claim, action, suit, proceeding, inquiry or investigation in respect of which indemnification is or might reasonably be considered to be provided for herein, unless the Indemnifying Party or the Indemnified Party, as applicable, has consented in writing thereto, and the Indemnifying Party or the Indemnified Party, as applicable, will not be liable for any settlement of any such claim, action, suit, proceeding, inquiry or investigation unless it has consented in writing thereto.

ARTICLE 11
NOTICE

Section 11.1 Notice

Any notice or other communication required or permitted to be given hereunder will be in writing and will be delivered by email as set forth below or personally delivered to the address listed below, or to such other address, email or Person as may be designated by notice.

(a) In the case of CGX:

CGX Energy Inc.
333 Bay Street
Suite 1100
Toronto, ON
M5H 2R2

Attention: Suresh Narine, Executive Chairman and Executive Director (Guyana)

Email: snarine@cgxenergy.com

With a copy (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP
333 Bay Street,
Suite 2400
Toronto, ON M5H 2T6

Attention: Krisztian Toth

Email: ktoth@fasken.com

(b) In the case of the Standby Purchaser:

Frontera Energy Corporation
333 Bay Street
Suite 1100
Toronto, ON
M5H 2R2

Attention: Andrew Kent, General Counsel and Corporate Secretary

Email: akent@fronteraenergy.ca

With a copy (which shall not constitute notice) to:

McMillan LLP
181 Bay Street
Suite 4400
Toronto, ON M5J 2T3

Attention: Paul Davis

Email: paul.davis@mcmillan.ca

Section 11.2 Receipt of Notice

Notice will be deemed to be given on the day of actual delivery if delivered prior to 5:00 p.m. (Toronto time) or if not a Business Day or after 5:00 pm. (Toronto time), on the next Business Day.

ARTICLE 12
GENERAL

Section 12.1 Expenses

CGX will be responsible for all expenses related to the Rights Offering (including for greater certainty, all fees and expenses of the Standby Purchaser), whether or not it is completed, including, without limitation, all fees and disbursements of its (and the Standby Purchaser’s) legal counsel, fees and disbursements of its accountants and auditors, all fees and disbursements in connection with any dealer manager or dealer managers engaged in connection with the Rights Offering (other than any such fees or disbursements agreed to be paid by such dealer manager or dealer managers), printing costs (if applicable), translation fees and filing fees.

Section 12.2 Further Assurances

The parties hereto agree to do all such things and take all such actions as may be necessary or desirable to give full force and effect to the matters contemplated by this Agreement.

Section 12.3 Assignment

At any time prior to the Closing Time, the Standby Purchaser may assign all of its rights and obligations under this Agreement without the prior written consent of CGX (but with written notice to CGX) to any Person who is an Affiliate of the Standby Purchaser, provided that the Standby Purchaser shall continue to be bound by its obligations under Section 2.4. In the event of an assignment as set out above, any reference in this Agreement to the Standby Purchaser shall be deemed to include the assignee.

Section 12.4 Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

Section 12.5 Third Party Beneficiaries

Except as otherwise provided for in Article 10, this Agreement does not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

Section 12.6 Specific Performance

The parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties acknowledge and agree that in the event of any breach or threatened breach by any one of the parties, of any of their respective covenants or obligations set forth in this Agreement, the other party shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Each of the parties agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by it, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other party under this Agreement.

Section 12.7 Waiver

Failure by any party hereto to insist in any one or more instances upon the strict performance of any one of the covenants or rights contained herein will not be construed as a waiver or relinquishment of such covenant or right. No waiver by either party hereto of any such covenant or right will be deemed to have been made unless expressed in writing and signed by the waiving party.

Section 12.8 Amendments

No term or provision hereof may be amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of the amendment, discharge or termination is sought.

Section 12.9 Counterparts and Facsimile or Email

This Agreement may be executed in several counterparts and delivered by facsimile or email, each of which when so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument and notwithstanding their date of execution they will be deemed to be dated as of the date hereof.

Section 12.10 Time

Time will be of the essence of this Agreement.

Section 12.11 Entire Agreement

This Agreement and any other agreements and other documents referred to herein and delivered in connection herewith, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered by their authorized officers as of the date first written above.

CGX ENERGY INC.

Name:
Title:

FRONTERA ENERGY CORPORATION

Name:
Title: